UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 1, 2014
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33493 (Commission file number)	N/A (IRS employer identification no.)

65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Second Amended and Restated Agreement

Greenlight Capital Re, Ltd. (the "Company"), Greenlight Reinsurance, Ltd. ("Greenlight Re"), Greenlight Reinsurance Ireland, Ltd. ("GRIL") and DME Advisors, LLC ("DME"), (each a "Participant" and collectively the "Participants"), entered into a second amended and restated agreement, effective January 1, 2014, for the purpose of managing certain jointly held assets of each of the Participants (the "Agreement"). The Agreement amends and restates the agreement dated August 31, 2010 among the Company, Greenlight Re, GRIL and DME Advisors, LP ("DMELP") (the "Prior Agreement").

The Agreement (i) replaces DMELP with DME as a Participant and (2) simultaneously provides for the Participants to enter into an Investment Advisory Agreement with DMELP. DME and DMELP are controlled by David Einhorn, the Chairman of the Company's Board of Directors and the president of Greenlight Capital, Inc.

The term of the Agreement is January 1, 2014 through December 21, 2016. The term of the Prior Agreement was from August 31, 2010 through December 31, 2013. The Agreement renews automatically for successive three-year periods unless at least 90 days prior to the end of the then current term, DME notifies the other Participants, of its desire to terminate the Agreement or any other Participant notifies DME of its desire to withdraw from the Agreement. During the term of the Agreement, neither the Company, Greenlight Re nor GRIL shall engage an investment advisor other than DME or DMELP (or an affiliate of DME) to manage its investable assets (as defined in the Agreement). Additionally, the Company, Greenlight Re and GRIL have agreed to use commercially reasonable efforts to cause each of their respective current and future subsidiaries to become participants or enter into similar agreements.

Other than the duration, the material terms of the Agreement are identical to the prior Agreement. In particular, pursuant to the Agreement:

•	DMELP will receive a monthly payment based on an annual rate of 1.5% of the capital account balance of each Participant ("Management Fee"); and

•
DME will receive a performance allocation based on the positive performance change in such Participant’s capital account equal to 20% of net profits calculated per annum, subject to a loss carry forward provision.

The loss carry forward provision allows DME to earn a reduced performance allocation of 10% on profits in any year subsequent to the year in which a Participant’s capital account (other than DME) incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME is not entitled to a performance allocation in a year in which the investment portfolio incurs a loss.

Each of the Company, Greenlight Re and GRIL has agreed to release DME and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the Agreement, subject to certain exceptions. Furthermore, DME has agreed to indemnify the Company, Greenlight Re, and GRIL against any liability incurred in connection with certain actions.

The Company, Greenlight Re or GRIL may withdraw as a Participant under the Agreement with at least 90 days notice prior to the end of the then current term and prior to the expiration of the Agreement's term only ‘‘for cause,’’ which the Agreement defines as:

•	a material violation of applicable law relating to DME’s or DMELP's advisory business;

•	DME’s or DMELP's gross negligence, willful misconduct or reckless disregard of any of DME's obligations under this agreement or DMELP's obligations under the Investment Advisory Agreement;

•	a material breach by DME or DMELP of Greenlight Re’s or GRIL's investment guidelines that is not cured within a 15-day period; or

•	a material breach by DME or DMELP of its obligations to return and deliver assets as any other Participant may request.

In addition, GRIL may withdraw as a Participant under the Agreement prior to the expiration of its term due to unsatisfactory long term performance of DME or DMELP, as determined solely by the Board of Directors of GRIL on each anniversary date of the Agreement.

Investment Advisory Agreement

Effective January 1, 2014, Greenlight Re, GRIL, DME, DMELP and the Venture (as defined in Section 2.1(c) of the Agreement), entered into an Investment Advisory Agreement ("IAA") to provide discretionary advisory services relating to the assets and liabilities of the Venture. Pursuant to the IAA, DMELP may formulate the overall investment strategy to be carried out by the Venture, and exercise full discretion in the management of the trading, investment transactions and related borrowing activities of the Venture in order to implement such strategy. The Management Fee (as defined in the Agreement) shall be debited against the account of each participant (other than DME) and paid in cash to DMELP on the first day of each month.

The Venture, and each Participant, has agreed to release DMELP and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the IAA, subject to certain exceptions such as gross negligence, willful misconduct or reckless disregard of its obligations or uncured breach of the investment guidelines. Furthermore, DMELP has agreed to indemnify the Venture and each of the Participants against any liability incurred in connection with certain actions.

The foregoing summaries are qualified in their entirety by reference to the Agreement and the IAA, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Second Amended and Restated Agreement by and among Greenlight Reinsurance, Ltd., Greenlight Reinsurance Ireland, Ltd., Greenlight Capital Re, Ltd. (for limited purposes) and DME Advisors, LLC, Amended and Restated as of January 1, 2014.

10.2 Investment Advisory Agreement among DME Advisors, LP, The Venture Among Greenlight Reinsurance, Ltd., Greenlight Reinsurance Ireland, Ltd. and DME Advisors, LLC, Greenlight Reinsurance, Ltd., Greenlight Reinsurance Ireland, Ltd. and DME Advisors, LLC., effective January 1, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer
Date:	January 7, 2014